UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Agiliti, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

00848J104

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons THL Agiliti LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons Thomas H. Lee Equity Fund VIII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons Thomas H. Lee Parallel Fund VIII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Executive Fund VIII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Fund VIII Coinvestment Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Equity Fund VIII Investors (Agiliti), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons FS Sponsor LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Holdco, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons Thomas H. Lee Advisors, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons Thomas H. Lee Partners, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) PN

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Equity Advisors VIII, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

1.	Names of Reporting Persons THL Managers VIII, LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 98,195,398
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 98,195,398

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 98,195,398
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 75.16%(1)
12.	Type of Reporting Person (See Instructions) OO

(1)

This percentage is based on 130,652,745 shares of Common Stock reported to be outstanding as of November 5, 2021 in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2021.

Item 1(a).	Name of Issuer

Agiliti, Inc.

Item 1(b).	Address of the Issuer’s Principal Executive Offices

6625 West 78th Street, Suite 300 Minneapolis, Minnesota 55439-2604

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i) THL Agiliti LLC (“THL Stockholder”)

(ii)  Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”)

(iii)  Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”)

(iv) THL Executive Fund VIII, L.P. (“Executive Fund VIII”)

(v)   THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”)

(vi) THL Equity Fund VIII Investors (Agiliti), L.P. (“THL Agiliti VIII”)

(vii) FS Sponsor LLC (“FS Sponsor”)

(viii)THL Holdco, LLC (“Holdco”)

(ix) Thomas H. Lee Advisors, LLC (“THL Advisors”)

(x)   Thomas H. Lee Partners, L.P. (“THL Partners”)

(xi) THL Equity Advisors VIII, LLC (“Equity Advisors”)

(xii) THL Managers VIII, LLC (“THL Managers VIII”)

The Reporting Persons have entered into a Joint Filing Agreement, dated the date hereof, a copy of which is filed with this Schedule 13G as Exhibit A and pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 2(b).	Address of the Principal Business Office, or if none, Residence:

c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Common Stock, $0.0001 par value per share.

Item 2(e).	CUSIP Number

00848J104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

Not Applicable.

Item 4.

Ownership

(a)   Amount beneficially owned:

See response to Item 9 on each cover page.

(b)  Percent of Class:

See response to Item 11 on each cover page.

(c)   Number of shares as to which the Reporting Person has:

(i) Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)  Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)  Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv) Shared power to dispose or to direct the disposition of:

See responses to Item 8 on each cover page.

The reporting securities are held by THL Stockholder. Voting and investment determinations with respect to the securities held by THL Stockholder are made by unanimous consent of its members. The members of THL Stockholder are THL Equity VIII, Parallel Fund VIII, Executive Fund VIII, Coinvestment VIII, THL Agiliti VIII and FS Sponsor. Voting and investment determinations with respect to the securities beneficially owned by FS Sponsor listed in this report are made by a management committee consisting of Todd M. Abbrecht, Thomas M. Hagerty, Anthony J. DiNovi and Scott M. Sperling. Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the sole member of THL Managers VIII and the sole member of Equity Advisors. Equity Advisors is the general partner of each of THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and THL Agiliti VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed in this Statement are made by a management committee consisting of Messrs. Abbrecht, Hagerty, DiNovi and Sperling. The filing of this Statement shall not be construed as an admission that the Reporting Persons are the beneficial owners of any of the securities covered by this statement.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2022

THL AGILITI LLC

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THOMAS H. LEE EQUITY FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THL EXECUTIVE FUND VIII, L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THL FUND VIII COINVESTMENT PARTNERS, L.P.

By: Thomas H. Lee Partners, L.P.
Its: General Partner

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THL EQUITY FUND VIII INVESTORS (AGILITI), L.P.

By: THL Equity Advisors VIII, LLC
Its: General Partner

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

Name:	Joshua M. Nelson
Title:	Managing Director

FS SPONSOR LLC

/s/ Joshua M. Nelson
Name:	Joshua M. Nelson
Title:	Managing Director

THL HOLDCO, LLC

/s/ Joshua M. Nelson Name: Joshua M. Nelson
Title: Managing Director

THOMAS H. LEE ADVISORS, LLC

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson Name: Joshua M. Nelson
Title: Managing Director

THOMAS H. LEE PARTNERS, L.P.

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson Name: Joshua M. Nelson
Title: Managing Director

THL EQUITY ADVISORS VIII, LLC

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

Name:	Joshua M. Nelson
Title:	Managing Director

THL MANAGERS VIII, LLC

By: Thomas H. Lee Partners, L.P.
Its: Sole Member

By: Thomas H. Lee Advisors, LLC
Its: General Partner

By: THL Holdco, LLC
Its: Managing Member

/s/ Joshua M. Nelson Name: Joshua M. Nelson
Title:	Managing Director

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 11, 2022